EXHIBIT 16.1

December 3, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 3, 2012 of U.S. Fuel Corporation and are in agreement with the statements relating only to RBSM LLP  contained therein .  We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ RBSM LLP